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                                                                    EXHIBIT 10.1


                           TRIKON TECHNOLOGIES, INC.
                                  RINGLAND WAY
                             NEWPORT, GWENT NP6 2TA
                                 UNITED KINGDOM

                                  May 14, 1998

Dear Chris:

          It is my pleasure to inform you that the Board of Directors has recently approved two special awards for you which are partially designed to encourage you to continue in the Company's service. The first award is a restricted stock award which will vest upon your continued service following the restructuring of the Company. The second award will entitle you to receive a special cash bonus in the event the Company is acquired during your period of service. The bonus amount will be based upon the price at which the Company is acquired.

          The terms and conditions of each of your incentive awards are summarized below. All capitalized terms which appear in this letter agreement have the meanings indicated for those terms in the definitional section which follows:


                            PART ONE -- DEFINITIONS

          For purposes of this letter agreement, the following definitions shall apply:

          ACQUISITION shall mean any of the following transactions pursuant to which assets or securities of the Company are acquired for consideration paid in cash, securities or other property:

                (i) any merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to person or persons different from the persons holding those securities immediately prior to the merger or consolidation, or

                (ii) the sale, transfer or other disposition of all or substantially all (more than eighty percent (80%) of the fair market value of the total assets) of the Company's assets in liquidation or dissolution of the Company, or

                (iii) the direct sale by the Company's stockholders of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities to person or persons different from the persons holding those securities immediately prior to such sale.
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                                                                    May 14, 1998
                                                                          Page 2

          ACQUISITION PROCEEDS shall mean the following items of consideration (in cash, securities or other property) paid by the acquiring person or persons in effecting the Acquisition less fees and expenses associated with the
Acquisition:

                (i) the aggregate amount of consideration (valued at fair market value) payable to the holders of the Company's outstanding equity securities in acquisition of their stockholder interests, to the extent the Acquisition is effected by a merger or consolidation or by the direct purchase of the Company's outstanding securities, or

                (ii) the aggregate amount of consideration (valued at fair market value) paid to the Company in acquiring the Company's assets, to the extent the Acquisition is effected by the purchase of all or substantially all of the Company's assets.

          No liability of the Company assumed or discharged by the acquiring person or persons in the Acquisition (other than the liability for your bonus award under this letter agreement) shall be taken into account in determining the amount of Acquisition Proceeds. However, the Acquisition Proceeds shall include any and all Earn-Out Payments made after the effective date of the Acquisition.

          BOARD shall mean the Company's Board of Directors.

          COMMON STOCK shall mean shares of the Company's common stock, no par value per share.

          COMPANY shall mean Trikon Technologies, Inc., a California corporation.

          DISABILITY shall mean your inability, by reason of any physical or mental injury or illness, to substantially perform the services required of you hereunder for a period in excess of ninety (90) consecutive days, and you shall be deemed to have terminated employment by reason of Disability on the last day of such ninety (90) day period.

          EARN-OUT shall mean any portion of the Acquisition Proceeds which is not determinable at the time of the Acquisition by reason of any earn-out provision or other contingent pay-out feature based upon the financial performance of the Company following the effective date of such Acquisition.

          EARN-OUT PAYMENT shall mean the portion of the Acquisition Proceeds which becomes payable pursuant to the Earn-Out on one or more dates following the effective date of the Acquisition.

          EXCHANGE OFFER shall mean the following formal offers, collectively, made by the Company: (i) the offer to exchange each $1,000 principal amount of its 7-l/8% Convertible Subordinated Notes due October 15, 2001 (the "Notes"), into (a) 262.7339 shares of Common Stock, (b) 34.7826 shares of Series G Preferred Stock and (c) 0.3393 shares of Series I Preferred Stock; (ii) the solicitation of the conversion of each share of Series G Preferred Stock into one
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                                                                    May 14, 1998
                                                                          Page 3

share of Common Stock in exchange for a conversion payment of 1.1251 shares of Common Stock and 0.0027 shares of Series I Preferred Stock; and (iii) the offer to exchange each warrant to purchase its Common Stock issued in connection with the issuance of its Series G Preferred Stock into one share of its Common Stock.

          SERVICE shall mean your performance of services for the Company (or any successor entity) as (i) an employee, (ii) a non-employee member of the Board or (iii) an independent consultant. Includes all of your efforts devoted to the Company's research and development projects and other matters at Cambridge University and elsewhere.

          SERIES I PREFERRED STOCK shall mean shares of series I preferred stock, no par value per share.

          TERMINATION FOR CAUSE shall mean the Company's termination of your Service for (i) any material breach of Section 7 of the Employment Agreement between you, the Company and Trikon Technologies Limited and (ii) any other intentional misconduct by you adversely affecting the pecuniary interests of the Company in a material manner.


                       PART TWO -- RESTRICTED STOCK AWARD

          You are hereby awarded 5,015,811 shares of Common Stock and 6,476.995 shares of Series I Preferred Stock, subject to the terms and conditions of this Part Two. The date of issuance of such shares shall be as of May 24, 1998. All shares of Common Stock and Series I Preferred Stock hereby awarded to you, and all shares of Common Stock issuable upon conversion of Series I Preferred Stock awarded hereby, shall hereinafter be referred to as "Restricted Stock."

          You will have full stockholder rights with respect to all the shares of Restricted Stock (including voting, dividend and liquidation rights). However, the shares will be unvested when issued and will vest upon the earlier to occur of the following events (the "Vesting Events"):

                (i) the expiration of the five (5)-year period measured from the closing date of the Exchange Offer,

                (ii)  the consummation of an Acquisition.

If prior to a Vesting Event (i) you voluntarily cease Service or (ii) you are subject to Termination for Cause (each, a "Forfeiture Event"), the Restricted Stock is subject to immediate forfeiture to the Company upon payment of $0.001 per share of Common Stock and $1.00 per share of Series I Preferred Stock (the "Repurchase Price"). Cessation of Service by you due to death or Disability shall not constitute a Forfeiture Event. For purposes of determining whether you have voluntarily ceased Service during the first two years following the closing date, you will be deemed to have voluntarily ceased Service if during either of such years you provide less than 750 hours of Service and your employment has not been terminated by the Company prior to such time.
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                                                                    May 14, 1998
                                                                          Page 4

          Accordingly, should a Forfeiture Event occur prior to the occurrence of a Vesting Event, you will cease to have any further stockholder rights (including voting, dividend or liquidation rights) with respect to the Restricted Stock issued or issuable to you hereunder. The Company will hold the stock certificate for those shares in escrow on your behalf until you vest in those shares. During such period, the Company will take all actions necessary to allow you to exercise your full stockholder rights, including voting your shares and receiving dividends. However, those shares will be immediately cancelled by the Company upon a Forfeiture Event prior to a Vesting Event and payment of the Repurchase Price.

          At your election, you may transfer up to twenty percent (20%) of the shares of Restricted Stock to other members of the Company's senior management, subject to forfeiture as set forth above. The individuals to whom shares of Restricted Stock are transferred will vest in the shares of Restricted Stock transferred to them at the same time you vest in your remaining shares. No other transfers of your restricted shares will be permitted.


                    PART THREE -- SPECIAL ACQUISITION BONUS

          Provided that you are not subject to Termination for Cause and you do not voluntarily cease Service (which shall not include cessation of Service due to death or Disability) prior to the date of an Acquisition that results in Acquisition Proceeds of not less than $250 million, you will receive a special bonus in an amount equal to a specified percentage of those Acquisition Proceeds (the "Bonus Percentage"). The applicable Bonus Percentage shall be based upon the amount of the Acquisition Proceeds and shall be determined in accordance with the table below.

        ACQUISITION PROCEEDS                       BONUS PERCENTAGE
        ---------------------------------------------------------------------
        At Least $250 Million                      0.5%

        At Least $260 Million                      1.0%

        At Least $270 Million                      2.0%

        At Least $280 Million                      2.5%

        $300 Million or More                       3.0%

          Your bonus will be paid in cash upon receipt of Acquisition Proceeds by the Company or other stockholders, as applicable, by wire transfer or immediately available funds to an account designated by you. However, should all or any portion of the Acquisition Proceeds be paid in the form of freely-tradable securities, then the payment of your bonus amount may, in the Board's sole discretion, be made in whole or in part in those securities. To the extent any portion of the Acquisition Proceeds is to be paid in the form of a promissory note or other debt security, a portion of the bonus amount due to you will be paid in the form of a participating interest in that promissory note or other debt security in the same proportion as the principal amount of such note or debt security bears to the total amount of the Acquisition Proceeds. The amount of your participating interest in the promissory note or other debt security will only be paid to the you as and when the note or debt security is paid down.
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                                                                    May 14, 1998
                                                                          Page 5

          Should any portion of the Acquisition Proceeds become payable after the Acquisition pursuant to an Earn-Out feature, then the applicable Bonus Percentage shall be applied separately to the Acquisition Proceeds paid at the time of the Acquisition and to each subsequent Earn-Out Payment as follows:

      * The Bonus Percentage applied at the time the initial Acquisition Proceeds are paid shall be based upon the fixed and determinable amount of the Acquisition Proceeds at that time.

      * As each subsequent Earn-Out Payment is made, that payment will be aggregated with all other Acquisition Proceeds paid to date, and the Bonus Percentage shall be based on that aggregate amount. If the applicable Bonus Percentage increases as a result of any Earn-Out Payment, the resulting deficiency in the bonus amounts paid to date to you by reason of the application of the lower Bonus Percentage to one or more earlier payments made to you will be immediately corrected. Accordingly, the total bonus amount due you pursuant to this letter agreement will be equal to the product of (i) the highest Bonus Percentage to which you become entitled by reason of all the Earn-Out Payments made in connection with the Acquisition and (ii) the total Acquisition Proceeds, including the Earn-Out Payments, realized in the Acquisition.

          The bonus to which you become entitled on the basis of the Acquisition Proceeds paid at the time of the Acquisition will be paid to you within thirty
(30) days after the effective date of the Acquisition, and the bonus attributable to any subsequent Earn-Out Payment will be paid to you within thirty (30) days after the date of each such Earn-Out Payment.

                                 Very truly yours,